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                                                                    EXHIBIT 23.3

                    INDEPENDENT AUDITORS' REPORT ON SCHEDULE

The Board of Directors and Stockholders
Bowne and Co., Inc.

The audit referred to in our report dated February 23, 1999, included the related financial statement schedule as of and for the year then ended December 31, 1998, as contained in the annual report on Form 10-K for the year 1998. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule which, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

                                          KPMG LLP

New York, New York
February 23, 1999